Exhibit 10.09

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated and effective as of April 14, 2000 (this “Agreement”), between INFOBLOX Inc., an Illinois corporation (with its successors and assigns, referred to as the “Company”), and Stuart Bailey (referred to as “Executive”).

Preliminary Statement

The Company desires to employ Executive, and Executive wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, all of which are related to Executive’s employment with the Company. Executive and the Company therefore agree as follows:

Agreement

1. Employment for Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, beginning on the date of this Agreement and continuing until terminated pursuant to Section 6 below (the “Term”).

2. Position and Duties. During the Term, Executive shall serve as the Executive Vice President of the Company and shall report to the President of the Company. During the Term, Executive shall also hold such additional positions and titles as the Board of Directors of the Company (the “Board”) may reasonably determine from time to time. During the Term, Executive shall devote substantially all of his business time and best efforts to his duties as an employee and officer of the Company.

3. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $85,000 per annum, payable on the Company’s regular pay cycle for professional employees.

(b) Bonus Payments. Executive may be eligible for bonuses for services to be performed as an officer and employee of the Company in calendar year 2000 and subsequent years as determined by the Board in its sole discretion.

(c) Stock Options. Subject to the provisions of the Company’s 2000 Stock Option Plan (“Plan”), and as determined by the Board in its sole discretion, Executive shall be eligible for such stock option grants as the Board deems appropriate.

4. Executive Benefits. During the Term, Executive shall be entitled to the employee benefits (including perquisites) made available by the Company generally to other officers of the Company, and shall be entitled to three (3) weeks of vacation per year, subject to adjustment based on subsequent changes in the Company’s vacation policy from time to time applicable to the Company’s officers generally.

5. Expenses. The Company shall reimburse Executive for actual out-of-pocket expenses reasonably incurred by Executive in the performance of his services as an officer and employee of the Company in accordance with the Company’s policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

6. Termination.

(a) General. The Term shall end (i) immediately upon Executive’s death, or (ii) upon Executive becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform essential functions of his job, with or without reasonable accommodations, for a period of 150 calendar days. Either Executive or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Executive or the Board (but subject to each party’s obligations under this Agreement), provided that Executive will provide the Company with at least thirty (30) days’ prior written notice of Executive’s resignation from Executive’s positions as an officer and employee with the Company, including a statement of whether the termination was for a “Good Reason” (as defined in Section 7(b) below). Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, provided that Executive shall receive the compensation required under Section 3 of this Agreement for a full thirty (30) day period.

(b) Notice of Termination. If the Company ends the Term, it shall give Executive at least thirty (30) days prior written notice of the termination, including a statement of whether the termination was for “Cause” (as defined in Section 7(a) below). Upon delivery of such written notice, the Company, in its sole discretion, may accelerate the effective date of such termination to such date as the Company deems appropriate, provided that Executive shall receive the compensation required under Section 3 of this Agreement for a full thirty (30) day period.

7. Severance Benefits.

(a) “Cause” Defined. “Cause” means (i) willful and gross malfeasance or willful and gross misconduct by Executive in connection with Executive’s employment; (ii) Executive’s gross negligence in performing any of Executive’s duties under this Agreement; (iii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony involving Executive’s dishonesty; (iv) Executive’s material breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation, which breach has had or is reasonably expected to have a material adverse effect on the Company; or (v) material breach by Executive of any of the material terms or conditions of this Agreement, which breach has had or is reasonably expected to have a material adverse effect on the Company. Notwithstanding the foregoing, “Cause” shall exist only if (i) Executive has received written notice specifying in detail the event or events which the Company asserts constitutes “Cause”; (ii) Executive is provided a reasonable opportunity (which shall not be less than twenty-one (21) days) after receipt of the notice to Executive described in (i) to correct any action, inaction or breach which the Company asserts constitutes “Cause” and the Executive fails to make such correction; and

(iii) there is delivered to Executive, a written copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that purpose (after reasonable notice to Executive has been given and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, that Executive action, inaction or breach (specifying in detail such action, inaction or breach) constitutes “Cause” within the meaning set forth in the preceding sentence and Executive has failed to correct the action, inaction or breach in accordance with (ii) after receipt of the notice described in (i).

(b) “Good Reason” Defined. “Good Reason” means (i) the occurrence of a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement, which breach has had or is reasonably expected to have a material adverse effect on Executive or his rights under this Agreement; (ii) lowering of Executive’s salary; (iii) material’1 diminishment of Executive’s rights, powers or duties as an employee or change in his title; or (iv) material movement of the Company’s principal place of business more than 50 miles from Executive’s address listed above.

(c) Termination without Cause. If the Company ends the Term other than for Cause, or if the Executive ends the Term due to a Good Reason, subject to Executive’s compliance with his obligations under this Agreement, (i) the Company shall pay Executive an amount equal in annual amount to Executive’s highest base salary during the Term (the “Severance Period”) of twenty-six (26) full weeks after the effective date of termination, payable in proportionate amounts on the Company’s regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period. In addition, during the Severance Period, the Company shall continue Executive’s benefits as in effect at the time of termination.

(d) Termination for Any Other Reason. If the Company ends the Term for Cause, or if Executive resigns as an employee or officer of the Company without Good Reason, or upon Executive’s death or disability, then the Company shall have no obligation to pay Executive any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term. Notwithstanding the preceding sentence, Executive shall be entitled to all benefits which relate to or derive from his service during the Term.

8. Additional Covenants.

(a) Confidentiality. In the course and scope of his employment with the Company, Executive will be exposed to and will work with certain customer lists, sensitive financial data, supply sources, product specifications, trade secrets and other Confidential Information concerning the business which the Company desires to protect. The term “Confidential Information,” as such term is used in this Agreement, shall include, among other things, any knowledge or information which is not generally known or available to the public relating to the existing or contemplated products, equipment, operating methods, technology, research, engineering or developmental work, processes, formulae, inventions, marketing and strategic plans, business procedures, sales methods, customer lists, customer usages and requirements, raw materials and suppliers and costs thereof, and other confidential business information and data relating to the business, operations, and financial affairs of the Company. Confidential Information shall not however, include any information which: (i) has become known in the Company’s industry through no wrongful disclosure or act of Executive, (ii) has been rightfully received from a third party who obtained such Confidential Information without restriction and disclosed such Confidential Information without breach of any agreement, or (iii) is in the public domain. Executive agrees that he will not divulge, use for any reason, or otherwise commercialize any Confidential Information, outside of the Company’s employ, except pursuant to requirements of applicable law or valid legal process. On the termination of his employment, Executive shall not take from the premises of the Company or otherwise retain, and shall surrender to the Company as appropriate, any and all Confidential Information or materials containing any Confidential Information in his possession.

(b) Inventions. Executive agrees that all inventions conceived or developed by him, solely or jointly with others, during the term of his employment with the Company which are useful to the business or operation of the company shall be the property of, and shall be promptly communicated to, the Company. At the sole expense of the Company, without further remuneration or compensation, Executive hereby agrees to and hereby does (where applicable) (i) make application for United States Letters Patent and Foreign Letters Patent covering such inventions; (ii) assign. to the Company all rights, titles and interests in and to such inventions and any Letters Patent which may issue thereon; (iii) assist in the conduct of any legal proceedings or controversies with regard to such inventions and applications for Letters Patent; (iv) execute any instruments which are required in connection with any of the foregoing and any continuations, renewals, or reissues of the Letters Patent; and (v) surrender to the Company all notes, data, drawings and records relating to such inventions. The term “inventions” shall include discoveries, improvements, devices, designs, formulae, apparatus, practices, processes, methods or products, confidential research and engineering or development work, in each case whether or not patentable, and trade secrets. The foregoing provisions of this paragraph, however, shall not apply to any invention for which no equipment, supplies, facilities, trade secrets or other confidential information of the Company was used and which was developed entirely on Executive’s own time and does not relate to the business of the Company, its actual or anticipated research, and does not result from any work by him for the Company.

(c) “Non-Competition Period” Defined. “Non-Competition Period” means the period beginning at the end of the Term and ending one year thereafter.

(d) Covenants of Non-Competition and Non-Solicitation. Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary, that the Company relies upon Executive for the development and growth of its business and related functions, and that he will develop personal relationships with significant customers and suppliers of the Company and have control of confidential information concerning, and lists of customers of, the Company. Executive further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons, and in consideration of the benefits available to Executive under Sections 3, 6(a) and 7(c) of this Agreement, Executive covenants and agrees that during both the Term of this Agreement and the subsequent Non-Competition Period, Executive shall not, in any manner, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, or otherwise affiliated with, any other business (conducted for profit or not for profit) which is principally or materially engaged in or is competitive with the Company’s business of developing, producing, and marketing specialty information devices for use with computer networks. For the reasons acknowledged by Executive at the beginning of this Section 8(c), Executive additionally covenants and agrees that during the Non-Competition Period, Executive shall not, directly or indirectly, ,whether on his own behalf or on behalf of any other person or entity, in any manner (A) contact, accept or solicit the business of any person or entity that was a customer, supplier or contractor of or to the Company for the purpose of obtaining business of the type performed by the Company, or (B) contact, accept or solicit or attempt to solicit for employment or engagement any persons who were officers or employees of the Company upon the date of termination of his employment or at any time during a 180 day period preceding the date of termination, or aid any person or entity in any attempt to hire or engage any such officers or employees of the Company. The foregoing restrictions shall not preclude Executive from the ownership of not more than three percent (3%) of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

(e) Remedies.

(i) Injunction. In view of Executive’s access to the Company’s confidential information, and in consideration of the value of such property to the Company, Executive acknowledges that the covenants contained in this Section 8 are necessary to protect the Company’s interests in its proprietary information and trade secrets and to protect and maintain customer and supplier relationships, both actual and potential, which Executive would not have had access to or involvement in but for his employment with the Company. Executive confirms that enforcement of the covenants in Section 8 will not prevent him from earning a livelihood. Executive further agrees that in the event of his actual or threatened breach of any covenant in this Section 8, the Company would be irreparably harmed and the full extent of resulting injury would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, Executive agrees that temporary and permanent injunctive relief are appropriate remedies for any such breach, without bond or security; provided that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company

(ii) Enforcement. Executive shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys’ fees) incurred by the Company in connection with the Company’s successfully enforcing its rights under this Agreement. The Company shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys’ fees) incurred by the Executive in connection with the Executive’s successfully enforcing its rights under this Agreement. The Company shall be entitled to disclose the contents of this Agreement or to deliver a copy of it to any person or entity whom the Company believes Executive has solicited in violation of this Agreement.

9. Company Right to Repurchase Common Stock. In the event Executive’s employment with the Company is terminated prior to April 14, 2004 and prior to a Change in Control or Public Offering either by the Company with Cause or by Executive without Good Reason, then the Company shall have the right (but not the obligation) to purchase any or all of

Executive’s Unvested Shares (as defined below) for a purchase price equal to Fair Market Value (as defined below). Such election shall be made by the Company by written notice to Executive delivered within 30 days after such termination.

“Fair Market Value” shall mean the fair market value of all such Unvested Shares as determined by an independent third party that is regularly engaged in the business of valuation of comparable businesses and their securities and selected in good faith by the Company’s Board of Directors (the “First Appraiser”) a copy of which determination shall be delivered by the First Appraiser directly to Executive at the same time as delivered to the Company; provided, however, that by written notice delivered to the Company within 10 days of Executive’s receipt of such copy, Executive may, at his own expense, select, in good faith, another independent third party that is regularly engaged in the business of valuation of comparable businesses and their securities (the “Second Appraiser”) and the Fair Market Value of all such Unvested Shares for purposes of this Section 9 shall be determined as follows:

(a) After receipt of the appraisal of the Second Appraiser, the Executive and the Board of Directors of the Company shall attempt, in good faith, to agree on the fair market value of such Unvested Shares;

(b) If the Executive and the Board of Directors of the Company cannot agree on the fair market value of such Unvested Shares within 30 days after receipt of the appraisal of the Second Appraiser then:

(i) if the appraisal of the Second Appraiser is less than 108% of the appraisal of the First Appraiser, the Fair Market Value shall be equal to the appraisal of the First Appraiser; and

(ii) if the appraisal of the Second Appraiser is 108% or more of the appraisal of the First Appraiser, the Company’s Board of Directors and Executive shall jointly select an independent appraiser (the “Third Appraiser”) to provide its opinion as to the fair market value of such Unvested Stock and the Fair Market Value of such Unvested Shares shall be the median of the appraisals of the First, Second and Third Appraisers; and

(iii) if the Company’s Board of Directors of the Company and Executive cannot agree on the selection of the Third Appraiser within 30 days after receipt of the appraisal of the Second Appraiser, the First and Second Appraisers shall select the Third Appraiser.

The expense of the Third Appraiser shall be borne equally by the Company and Executive.

“Unvested Shares” shall mean the Founder’s Shares, as defined pursuant to the Shareholders Agreement entered into by and among the Company and the shareholders named therein and dated as of the date hereof (the “Shareholder’s Agreement”), that are attributable to the initial 750,000 shares of Common Stock of the Company, no par value per share, owned by Executive (or any of his Permitted Transferees (or their respective Permitted Transferees) as defined pursuant to the Shareholders Agreement), less the number of Vested Shares (as defined below). Notwithstanding the preceding sentence, there shall be no Unvested Shares on the earliest of (i) April 14, 2004, (ii) a Change in Control or (iii) a Public Offering.

“Vested Shares” shall mean (i) 180,000 of the shares of Common Stock owned by Executive as of the date hereof plus (ii) an additional 23,750 (post-split) shares of such Common Stock for each complete two-month period beginning on the date hereof and ending on the earlier of April 14, 2004, or the date of termination of Executive’s employment with the Company. Vested Shares shall include any capital stock or other equity securities attributable to the Common Stock referred to in the preceding sentence or issued or issuable directly or indirectly with respect to the Common Stock referred to in the preceding sentence by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

10. Successors and Assigns.

(a) Executive. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Executive may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive. Except to the extent contemplated in Sections 7(c) and 7(d) above, Executive shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Executive. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive and Executive’s personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company’s assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company’s obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing with the Executive’s consent the Company’s obligations under this Agreement (and deliver an executed copy of such assumption to Executive), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement

11. Entire Agreement. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Executive’s employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Executive and the Company relating to the subject matter of this Agreement. The parties specifically agree that upon the Company’s execution of this Agreement, the Company shall have no further obligations of any kind to Executive under any prior employment agreement between the parties.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company other than Executive. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

To the Company:	InfoBlox Inc. 184 Cedar Avenue Highland Park, IL 60035 Attn: President Facsimile: 847-432-3595

To Executive:	Stuart Bailey [OMITTED] [OMITTED]

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

14. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this shall not be affected, but shall remain in full force and effect. If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention of both the Company and Executive that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

18. Applicable Law: Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

LIMITATION ON CLAIMS. EXECUTIVE AGREES THAT HE WILL NOT COMMENCE ANY ACTION, CLAIM OR SUIT RELATING TO MATTERS ARISING FROM HIS EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF WHETHER SUCH ACTION, CLAIM OR SUIT ARISES FROM THE TERMS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE LATER OF (a) THE LATER OF THE PURCHASE OF UNVESTED SHARES PURSUANT TO SECTION 9 OR APRIL 14, 2004 OR (b) THE DATE OF TERMINATION OF EMPLOYMENT FOR ANY REASON WHATSOEVER. EXECUTIVE EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATION TO THE CONTRARY.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

INFOBLOX INC.

By:	/s/ Robert Moss
Its:	President

/s/ Stuart Bailey
STUART BAILEY

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) dated as of April 4, 2003 by and between INFOBLOX, INC. (the “Company”) and STUART BAILEY (“Bailey”).

RECITALS

WHEREAS, the Company and Bailey entered into that certain Employment Agreement dated April 14, 2000 (“Employment Agreement”).

WHEREAS, the Company anticipates issuing approximately 3,574,096,867 shares of Series C Preferred Stock (“Series C Preferred Stock”) which are convertible into common shares of the Company.

WHEREAS, the Company and Bailey desire to amend the Employment Agreement as herein provided.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. This First Amendment shall become effective upon the issuance of the Series C Preferred Stock.

2. All capitalized terms not herein defined shall have the meaning set forth in the Employment Agreement.

3. A new Section 3(c) of the Employment Agreement is hereby added in its entirety as follows:

“(b) Bailey shall be entitled to participate in the Company’s 2003 Stock Option Plan (“Plan”) as amended or supplemented from time to time. Bailey shall receive a non-statutory option to acquire up to 495,637,470 shares (“Option Shares”) of the Company’s common stock at an exercise price of $0.002269804 per share, one-half of this option shall vest immediately and one-half of this option shall vest in four equal annual installments, provided that all Option Shares shall immediately vest in full: (i) in the event of a Change in Control of the Company, (ii) if Bailey’s employment is terminated without Cause; or (iii) if Bailey terminates this Agreement with Good Reason. The number of Option Shares and exercise price are subject to adjustment in the event of any stock split, stock issuance, stock combination or similar event.”

4. Section 7(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(c) Termination without Cause. If the Company ends the Term other than for Cause, or if the Executive ends the Term due to a Good Reason, subject to Executive’s compliance with his obligations under this Agreement, (i) the Company shall pay Executive an amount equal in annual amount to Executive’s highest base salary during the Term for fifty-two (52) consecutive weeks (“Severance Period”) after the effective date of termination, payable in proportionate amounts on the Company’s regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period. In addition, during the Severance Period, the Company shall continue Executive’s benefits as in effect at the time of termination.

5. Bailey understands that the Company intends to relocate to California and agrees that this shall not constitute “Good Reason”, and agrees that he will also relocate to California as requested by the Company.

6. Except as specifically provided herein, the Employment Agreement shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

INFOBLOX, INC.

/s/ Stuart Bailey
STUART BAILEY

By:	/s/ John Peter Foley
Name:	John Peter Foley
Title:	CEO

December 8, 2008

Stuart Bailey

Dear Stuart:

You and Infoblox, Inc. (the “Company”) entered into an Employment Agreement dated April 14, 2000 (the “Employment Agreement”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employment Agreement is hereby amended by inserting the following new provisions at the end of Section 7 of the Employment Agreement:

(e) Separation from Service. Wherever this Agreement refers to a termination of employment or similar event, including (without limitation) a termination without Cause or termination due to a Good Reason, the reference will be construed as a Separation, as defined below. For all purposes under this Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code. This paragraph supersedes any contrary provision of this Agreement.

Payment of the periodic salary continuation severance pay provided for under Section 7(c) will begin on the first regularly scheduled payroll date that occurs on or after Executive’s Separation. For purposes of Section 409A of the Code, each salary continuation payment under Section 7 is hereby designated as a separate payment.

If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code at the time of Executive’s Separation, then the severance pay under Section 7, to the extent subject to Section 409A of the Code, will be paid in a lump sum on the first payroll period in the seventh month after Executive’s Separation. If applicable, this paragraph supersedes any contrary provision of this Agreement.

(a) The definition of “Good Reason” in the Employment Agreement is hereby amended by adding the following at the end:

“A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving Executive’s written notice. In addition, Executive’s resignation must occur within 12 months after the condition comes into existence.”

Except as expressly set forth above, the Employment Agreement will remain in effect without change.

You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This amendment may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

INFOBLOX, INC.

By:	/s/ Jane Funk
Title:	Senior Director, HR
12/09/08

I have read and accept this amendment:

/s/ Stuart Bailey

Dated:	12/9/08

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